Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

May 10, 2005

UFPT ANNOUNCES IMPROVED 1ST QUARTER RESULTS ON STRONG SALES GROWTH

Georgetown, Mass. (May 10, 2005).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty products, today reported a net profit of $85,000, or $0.02 per diluted common share outstanding for its first quarter ended March 31, 2005.  This represents an improvement over its 2004 net profit of $54,000, or $0.01 per diluted share outstanding.  Sales for the quarter increased 14.2% to $18.2 million.

“We are very pleased with our continued sales growth and bottom-line improvement,” said R. Jeffrey Bailly, President and Chief Executive Officer.  “We have made concerted efforts to drive revenue growth in our key target markets. The results of these efforts, overlaid on our lower cost structure, are yielding improved earnings.

“The quarter’s earnings were impacted by two developments. The first was the settlement of an insurance claim associated with Hurricane Charley, which benefited our bottom line. However, these gains were more than offset by phase-in costs of newly launched automotive programs, which we continue to absorb,” said Bailly.  “The net result decreased our profitability for the quarter.  We expect to reduce these automotive costs as we ramp up program volumes and gain efficiencies in our manufacturing processes.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics and molded and fabricated foam plastic products.  The Company also designs and manufactures engineered component solutions using laminating, molding and fabricating technologies.  The Company serves, among others, the electronics, medical, military, automotive, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the Company’s investments, expected sales growth trends, the expected impact of the Company’s automotive initiative, the Company’s expected performance and the expected timing of the rollout of the automotive initiative.  The Company cannot guarantee that it will benefit at all from the automotive initiative.  The automotive initiative primarily relies upon a contract with an automotive supplier that is terminable by the automotive supplier for any reason, subject to a cancellation charge. The Company’s revenues are directly dependent on the ability of the automotive supplier in the automotive initiative to develop, market, and sell its products in a timely, cost-effective manner. If the automotive supplier’s needs decrease over the course of the contract, the Company’s estimated revenues from this contract may also decrease. Even if the Company generates revenue from the project, the Company cannot guarantee that the project will be profitable, particularly if revenues and volumes from the contract are less than expected. Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the Company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

	Unaudited
	Three Months Ended
	31-Mar-05	31-Mar-04
Net sales	$18,192	$15,934
Cost of sales	14,569	12,692
Gross profit	3,623	3,242
SG&A	3,050	2,981
Operating income	573	261
Interest expense, other income & expenses	435	174
Income before income taxes	138	87
Income taxes	53	33
Net income	$85	$54
Weighted average shares outstanding	4,731	4,574
Weighted average diluted shares outstanding	5,257	4,821
Per Share Data
Net income per share outstanding	$0.02	$0.01
Net income per diluted share outstanding	$0.02	$0.01

Consolidated Condensed Balance Sheets

($ in thousands)

	Unaudited	Audited
	31-Mar-05	31-Dec-04
Assets:
Current assets	$19,025	$18,565
Net property, plant, and equipment	11,464	11,384
Other assets	9,615	9,683
Total assets	$40,104	$39,632
Liabilities and stockholders’ equity:
Current liabilities	$17,534	$17,134
Long-term debt	7,103	7,497
Other liabilities	1,309	1,214
Total liabilities	$25,946	$25,845
Total stockholders’ equity	14,158	13,787
Total liabilities and stockholders’ equity	$40,104	$39,632

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